Jason A. Gottlieb Named President of Artisan Partners Asset Management Inc.

MILWAUKEE, January 27, 2021 - The board of directors of Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company”) appointed Jason A. Gottlieb to serve as President of the Company effective January 26, 2021.

Chairman and CEO, Eric Colson, said, “With our growth in investment teams, strategies, and, more importantly, investment degrees of freedom, Jason’s role has expanded exponentially. Today’s announcement represents a well-deserved promotion and recognition for Jason’s contributions.”

Prior to this appointment, Mr. Gottlieb served as Executive Vice President of the Company and Chief Operating Officer of Investments. Prior to joining Artisan in October 2016, Mr. Gottlieb was a partner and managing director at Goldman Sachs where, since 2005, he was a leader in Goldman Sachs’ Alternative Investment & Manager Selection Group. He also served as a portfolio manager on the Goldman Sachs Multi-Manager Alternatives Fund from the fund’s inception in April 2013 until he left the firm in August 2016.

“In the years ahead, I look forward to working closely with Jason to thoughtfully evolve and broaden our investment platform with a continued focus on high value-added investment strategies.” Mr. Colson continued.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries:
866.632.1770 or ir@artisanpartners.com

Source: Artisan Partners Asset Management Inc.